U.S. SECURITIES AND EXCHANGE COMMISSION
                                        WASHINGTON, D.C.
                                             FORM 4
                       ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person
   MCPEAK, SUNNE WRIGHT
   986 Bermuda Drive
   Concord, CA  94518
   USA

2. Issuer Name and Ticker or Trading Symbol
   SIMPSON MANUFACTURING CO. INC. - (SMCO)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   JANUARY 1997

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person to Issuer
   (Check all applicable)
   (X) Director                    ( ) 10% Owner
   ( ) Officer (give title below)  ( ) Other (specify below)

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |01/07/|    | |                  |   |           |                   |      |                           |
                           |   97 |  P | |            250   | A |    $24.00 |            500    |   D  |                           |
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                           |      |    | |                  |   |           |                   |      |                           |
                           |      |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |                   |      |                           |
                           |      |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |                   |      |                           |
                           |      |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |                   |      |                           |
                           |      |    | |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________|

___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
| Options to Purchase |        |     |    | |           |   |     |     |            |       |       |            |   |            |
| Common Stock        |        |     |    | |           |   |     |     |            |       |       |     2,000  |   |            |
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|                     |        |     |    | |           |   |     |     |            |       |       |            |   |            |
|                     |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
|                     |        |     |    | |           |   |     |     |            |       |       |            |   |            |
|                     |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
|                     |        |     |    | |           |   |     |     |            |       |       |            |   |            |
|                     |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:



SIGNATURE OF REPORTING PERSON

BY:  Sunne Wright McPeak


/s/SUNNE WRIGHT MCPEAK
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DATE

JANUARY 24, 1997
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